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                                                                      EXHIBIT 21


                        INDUSTRIALEX MANUFACTURING CORP.
                              LIST OF SUBSIDIARIES

The registrant has the following subsidiaries:

Broomfield Industrial Painting, Inc., a Colorado corporation
Decorative and Coating Systems, Inc., a Colorado corporation
Screen Tech Graphics, Inc., a Colorado corporation